SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐ Definitive Proxy Statement
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☐ Soliciting Material Under Rule 14a-12
Siouxland Ethanol, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Dear Member of Siouxland Ethanol, LLC:
     You should have recently received materials from us asking for your Proxy to vote on a number of important matters at a Special Meeting of Members of Siouxland Ethanol, LLC scheduled for December 15, 2009. At this time, we have not yet received your Proxy and wanted to take this opportunity to ask you to return your Proxy to us as soon as possible. Whether or not you plan to attend the Special Meeting, it is important that your Units be represented at the Special Meeting. By delivering your Proxy to us now, you will assure that your vote on these matters will be counted and you will save the Company from incurring additional proxy soliciting costs. Returning your Proxy now will not prevent you from voting in person at the Special Meeting if you choose to do so.
     As a reminder, at the Special Meeting our Members will be voting on a number of changes to the Company’s Operating Agreement that the Board of Directors has recommended for adoption. The most important of these proposed changes will result in reclassifying the current single class of Units into three separate classes with differing rights and privileges. The purpose of the reclassification of the Units is to allow us to end the registration of the Units with the Securities and Exchange Commission in order to reduce the ongoing costs associated with the Company being subject to the public reporting requirements and other rules imposed by the SEC. In addition, Members will be voting on five other amendments to the Operating Agreement which are designed to simplify certain governance and administrative provisions of the Operating Agreement. More information about each matter to be voted on at the Special Meeting is contained in the proxy materials that were previously mailed to you. These proxy materials are also accessible at the website mentioned below.
     If you have already returned your Proxy, we thank you. If you have not, I would urge you to do so at your earliest convenience. If you need a Proxy card, please call our office at (402) 632-2676 and one will be provided.

Gratefully,
/s/ Thomas Lynch
Thomas Lynch,
Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Members to be Held on December 15, 2009. The Proxy Statement for this Special Meeting is available online at http://www.siouxlandethanol.com/index.cfm?show=10&mid=33.